EXHIBIT 10.2

                        RESTATED EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT (the "Agreement") restates an agreement originally entered into on the 1st day of January, 1994 and is being adopted on the 19th day of May, 2000 to reflect the original intentions of the parties as to deferred compensation effective as of the time the original agreement was entered into,

BY AND BETWEEN                          WESTERN FEED MILLS, INC.
                                        a Kansas corporation,
                                        hereinafter called

                                              "Corporation"

AND                                     FRED W. RAYBOURN,
                                        an individual,
                                        hereinafter called

                                              "Raybourn"

  WITNESSETH:

  1. Employment. Corporation hereby employs Raybourn as its President and Chairman of the Board, and Raybourn hereby accepts employment, upon the terms and conditions hereafter set forth.

  2. Term. The initial term this Agreement shall commence on January 1, 1994 (the "Commencement Date") and shall continue in full force and effect for a period of five (5) years thereafter, unless terminated earlier in accordance with the terms hereof. Upon the expiration of the initial term, this Agreement shall be automatically extended and renewed on a year to year basis, unless either party terminates this Agreement, during any renewal term, by giving to the other party at least thirty (30) days' prior written notice.

  3. Duties. During the term of this Agreement, Raybourn shall serve as President of Corporation and Chairman of the Board. Raybourn shall devote his full time and efforts to the business and affairs of Corporation and shall perform such services for Corporation as are normally associated with the duties of a President and Chairman of the Board.

  4.  Base Compensation.

      (a) Corporation shall pay to Raybourn as base compensation for his services during the period through 2005 the following amounts:


                        1994            $ 90,000.00
                        1995            $ 94,500.00



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                        1996            $ 99,225.00
        		1997		$104,186.25
        		1998		$109,395.56
        		1999		$114,865.34
        		2000		$120,608.61
        		2001		$126,639.04
        		2002		$132,970.99
        		2003		$139,619.54
        		2004		$146,600.52
        		2005		$153,930.55


payable at least monthly pursuant to Corporation's established payroll policies. Should this Agreement be renewed pursuant to Paragraph 2, the base compensation shall increase at a level of 5% per annum.

      (b) The Corporation has heretofore requested that Raybourn defer receipt of portions of his agreed compensation on which it began to pay annual interest at the rate of 8% beginning with interest for the year 1999. The amount due Raybourn as of the end of 1999 (exclusive of interest) was $296,967.36:

      Deferred amounts for years after 1999 are determined by Raybourn and the Corporation before the beginning of the year in which the relevant compensation is earned. Raybourn's rights to deferred amounts shall be those of a general creditor and shall not be secured or evidenced by any form of negotiable instrument. All deferred amounts shall be paid Raybourn immediately upon termination of his employment with the Corporation. In the event of Raybourn's death unpaid amounts shall be paid to his wife if surviving or to his estate. In the event Raybourn experiences an unforeseen financial emergency arising from illness, financial loss or other unforeseen circumstances, he shall be entitled to receive the balance due him immediately.

  5. Stock Options. In addition to the base compensation provided in Paragraph 4 above, Corporation granted Raybourn the option to acquire 170,000 shares of Western Feed Mills, Inc. common stock at a price of $.75 per share in 1994. This option expired unexercised.

  6. Grant of Put Options. Raybourn's right to put shares of stock to the Corporation never became operative.

  7. Survival. The provisions, options, representations and warranties of this Agreement shall survive and remain in full force and effect after the termination or expiration of this Agreement.

  8. Benefits. Corporation shall make available to Raybourn such health and dental insurance, life insurance, vacation, and other benefits sponsored by Corporation from time to time upon the same terms and conditions as such benefits are made available to other executive employees of Corporation.

  9. Expenses. Raybourn is authorized to incur reasonable expenses in accordance with the policies established by the Board of Directors of Corporation from time to time for promoting and conducting the business and affairs of Corporation, including expenses for travel, lodging, meals, and entertainment. Corporation will reimburse Raybourn for all such expenses upon the presentation by Raybourn, from time to time, of an itemized account of such expenditures.


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  10.  Covenant Not to Compete.  By the execution hereof, Raybourn agrees that during the term hereof and for a period of two (2) years following the termination of this Agreement for any reason, that he will not, directly or indirectly, own, have a proprietary interest of any kind in, be employed by, or serve as a consultant to, or in any other capacity for, or establish any business relationship with any firm, individual, partnership, corporation, limited liability company, or other entity whatsoever, of whatever nature, which shall in any means or manner be engaged in the same or similar business of Corporation in the State of Kansas or in the State of Oklahoma.

  11. Confidentiality. Raybourn acknowledges and agrees that he has had and will continue to have access to information, records, files, documents, lists and data pertaining to operational matters, financial matters, accounting matters, personnel, purchasing, supply, products, product specifications, technical data, prices, discounts, customer lists, and other similar matters with respect to the business, management and operation of Corporation ("Confidential Information"), and that such Confidential Information constitutes valuable, special and unique property of Corporation. Raybourn agrees that he will note, for any reason or purpose whatsoever, during or after the term of this Agreement, use or disclose, or cause or permit the use or disclosure of, any of such Confidential Information to any party without the express written authorization of Corporation except as may be necessary in the ordinary course of his employment hereunder. Raybourn further agrees that upon the termination of this Agreement, he shall return to Corporation all tangible personal property of Corporation, including, but not limited to, all materials which refer to or contain any of the Confidential Information of Corporation.

  12. Remedies. Raybourn agrees that compliance with the agreements contained in Paragraph 8 and 9 is necessary to protect the goodwill and proprietary interest of Corporation and that a breach of any of the agreements contained in such paragraphs would result in irrevocable continuing damages for which there will be no adequate remedy at law, and in the event of any breach of any of such agreements, Corporation shall be entitled to the issuance by any court of competent jurisdiction of an injunction in favor of Corporation enjoining such breach or violation of the covenants or agreements contained therein and such other and further relief, including damages, as may be proper; provided, that no request for or receipt of any injunction shall be considered an election of remedy or waiver of any rights or any other remedy Corporation may have against Raybourn, either at law or in equity. To the extent that any provision contained in Paragraphs 8 or 9 is deemed unenforceable by virtue of its scope in terms of Confidential Information involved, geographical area, business activity prohibited and/or length of time, but could be enforceable by reducing any or all thereof, Raybourn and Corporation agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.


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  13.  Amendments.  This Agreement may not be modified or amended except by an instrument in writing executed by the party against whom enforcement of any such modification or amendment is sought.

  14. Integration. This Agreement constitutes the entire agreement among the parties hereto and there have been no other prior agreements, understandings or arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.

  15. Scope of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns.

  16. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  17. Headings. The headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

  18. Notices. Any notice, consent, approval, demand or other communication to be given, made or provided for under this Agreement shall be in writing and deemed to be fully given by its delivery personally to the person or persons specified below or by it being sent by registered or certified mail, return receipt requested, to the following addresses, or to such other address or to the attention of such other person as any party hereto shall hereafter specify by written notice to the other party hereto:

       If to Raybourn:                 Fred W. Raybourn
                                       c/o Western Feed Mills, Inc.
                                       P.O. Box 596
                                       Cedar Vale, Kansas 67024

       If to Corporation:              Western Feed Mills, Inc.
                                       P.O. Box 596
                                       Cedar Vale, Kansas 67024

  19. Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Kansas applicable to contracts made and performed in such state.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                WESTERN FEED MILLS, INC.
                                ______________/s/_____________________
                                Fred W. Raybourn, President


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ATTEST:

By___________/s/_____________________
  T.E. Branscum, Secretary

  __________________/s/______________
  FRED W. RAYBOURN


DIRECTORS OF WESTERN FEED MILLS, INC.

________________/s/__________________
T.E. Branscum

_______________/s/___________________
E.C. Peper

______________/s/____________________
Joe Donohue



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                                RESOLUTIONS

  RESOLVED, that the Restated Employment Agreement between Corporation and Fred W. Raybourn presented to this meeting be and the same hereby is adopted and the President and Secretary or Assistant Secretary of this Corporation are directed to execute that Agreement on the Corporation's behalf, and

  RESOLVED, that the original Employment Agreement between Corporation and Fred W. Raybourn dated January 1, 1994 together with all amendments, security interests, mortgages, promissory notes and other documents related thereto are hereby annulled and declared void from the time they were originally created.

                                  DIRECTORS OF WESTERN FEED MILLS, INC.

                                  ___________________/s/____________________
                                  Joe Donohue

                                  ___________________/s/____________________
                                  T.E. Branscum

                                  ___________________/s/____________________
                                  E.C. Peper


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